UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   ROLLINS, GARY W.
   RPC, Inc.
   P.O. Box 647
   Atlanta, GA  30301
   USA
2. Issuer Name and Ticker or Trading Symbol
   RPC, INC.
   RES
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/27/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock $.10 Par Value|      |    | |                  |   |           |675,282            |D     |                           |
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Common Stock $.10 Par Value|      |    | |                  |   |           |371,756            |I     |RIF-Trustee of Trusts      |
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Common Stock $.10 Par Value|      |    | |                  |   |           |313,220            |I     |RIF-Gen'l. Partner         |
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Common Stock $.10 Par Value|12-27-|G   | |26,404            |A  |           |75,184             |I     |Cust./Guardian             |
                           |02    |    | |                  |   |           |                   |      |Trustee of Trust           |
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Common Stock $.10 Par Value|      |    | |                  |   |           |100,004            |I     |By Spouse                  |
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Common Stock $.10 Par Value|      |    | |                  |   |           |135,660            |I     |Co-Trustee of Trust        |
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Common Stock $.10 Par Value|      |    | |                  |   |           |1,223,000          |I     |By Limited Liability Co.   |
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Common Stock $.10 Par Value|      |    | |                  |   |           |12,493,828         |I     |LOR, Inc.                  |
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Common Stock $.10 Par Value|      |    | |                  |   |           |345,600            |I     |Rollins Holding Co.        |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |       |       |Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |       |       |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  (A)  |  (D)  |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |       |       |     |     |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/s/ Gary W. Rollins, by Glenn P. Grove, Jr.
Gary W. Rollins, by Glenn P. Grove, Jr.
DATE
December 30, 2002

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Gary W. Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of RPC, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of RPC, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                          /s/ Gary W. Rollins
                                          ------------------------------------
                                          Gary W. Rollins